BofA Finance LLC
Enhanced Return Notes
Fully and Unconditionally Guaranteed by Bank of America Corporation
Risk Factors
? Your investment may result in a loss; there is no guaranteed return of principal.
? The Notes do not bear interest.
? Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity.
? Any payments on the Notes are subject to the credit risk of BofA Finance and the Guarantor, and actual or perceived changes in BofA Finance or the Guarantor’s creditworthiness are expected to affect the value of the Notes.
? The public offering price you pay for the Notes will exceed their initial estimated value.
? We cannot assure you that a trading market for your Notes will ever develop or be maintained.
? The Redemption Amount will not reflect changes in the level of the Underlying other than on the
Valuation Date.
? The Notes are subject to foreign currency exchange rate risk.
You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer on the date the Notes are priced. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.
Please see the Preliminary Pricing Supplement for complete product disclosure, including related risks and tax disclosure.
This fact sheet is a summary of the terms of the Notes and factors that you should consider before deciding to invest in the Notes. BofA Finance has filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates. Before you invest, you should read this fact sheet together with the Second
Amended and Restated Preliminary Pricing Supplement dated October 31, 2019, Product Supplement EQUITY-1 dated January 24, 2017 and Prospectus Supplement and Prospectus dated November 4, 2016 to understand fully the terms of the Notes and other considerations that are important in making a decision about investing in the Notes. If the terms described in the Preliminary Pricing Supplement are inconsistent with those described herein, the terms described in the
Preliminary Pricing Supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the
Preliminary Pricing Supplement. Alternatively, BofA Finance, any agent or any dealer participating in this offering will arrange to send you the Preliminary Pricing Supplement, Product Supplement EQUITY-1 and Prospectus Supplement and
Prospectus if you so request by calling toll-free at 1-800-294-1322.

BofA Finance LLC
Enhanced Return Notes
Fully and Unconditionally Guaranteed by Bank of America Corporation
Risk Factors
? Your investment may result in a loss; there is no guaranteed return of principal.
? The Notes do not bear interest.
? Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity.
? Any payments on the Notes are subject to the credit risk of BofA Finance and the Guarantor, and actual or perceived changes in BofA Finance or the Guarantor’s creditworthiness are expected to affect the value of the Notes.
? The public offering price you pay for the Notes will exceed their initial estimated value.
? We cannot assure you that a trading market for your Notes will ever develop or be maintained.
? The Redemption Amount will not reflect changes in the level of the Underlying other than on the
Valuation Date.
? The Notes are subject to foreign currency exchange rate risk.
You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer on the date the Notes are priced. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.
Please see the Preliminary Pricing Supplement for complete product disclosure, including related risks and tax disclosure.
This fact sheet is a summary of the terms of the Notes and factors that you should consider before deciding to invest in the Notes. BofA Finance has filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates. Before you invest, you should read this fact sheet together with the Second
Amended and Restated Preliminary Pricing Supplement dated October 31, 2019, Product Supplement EQUITY-1 dated January 24, 2017 and Prospectus Supplement and Prospectus dated November 4, 2016 to understand fully the terms of the Notes and other considerations that are important in making a decision about investing in the Notes. If the terms described in the Preliminary Pricing Supplement are inconsistent with those described herein, the terms described in the
Preliminary Pricing Supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the
Preliminary Pricing Supplement. Alternatively, BofA Finance, any agent or any dealer participating in this offering will arrange to send you the Preliminary Pricing Supplement, Product Supplement EQUITY-1 and Prospectus Supplement and
Prospectus if you so request by calling toll-free at 1-800-294-1322.